Exhibit 99.1

CONTACT:
Edward B. Kornfeld
Senior Vice President
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300

                              FOR IMMEDIATE RELEASE
                              ---------------------

               PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
                        AND YEAR ENDED DECEMBER 31, 2003

Syosset, NY - March 29, 2004 - Porta Systems Corp. (OTBBB-PYTM) today reported an operating loss of $358,000 for the quarter ended December 31, 2003. The loss reflected a reduction in deferred compensation obligations resulting from modifications of the related contracts. For the quarter ended December 31, 2002, the Company reported an operating loss of $457,000 before certain adjustments that included (i) an approximately $400,000 benefit from a settlement of a lease obligation and the reversal of certain reserves for potential claims established in prior years, and (ii) an approximately $400,000 reduction of expense estimates recorded in earlier quarters of 2002. As a result of such adjustments, the Company reported operating income of $343,000 for the quarter ended December 31, 2002.

The Company recorded a net loss of $676,000, $.07 per share (basic and diluted), and net income of $107,000, $.01 per share (basic and diluted), for the quarters ended December 31, 2003 and 2002, respectively.

The Company reported operating losses of $2,352,000 for the year ended December 31, 2003 and $2,881,000 for the year ended December 31, 2002. The operating loss for 2002 reflects a goodwill impairment charge of $800,000 related to its Signal Processing division. The impairment charge followed the termination of negotiations relating to a proposed sale of the Signal Processing division and was made in the second quarter of 2002. The Company recorded a net loss of $3,357,000 $(.34) per share (basic and diluted), for the year ended December 31, 2003, and a net loss of $4,114,000, $(.41) per share (basic and diluted), for the prior year.

Sales for all units were $5,465,000 for the quarter ended December 31, 2003 versus $5,088,000 for the quarter ended December 31, 2002, an increase of $377,000 (7%). Copper Connection/Protection sales were $3,435,000 versus $2,758,000 for the quarters ended December 31, 2003 and 2002, respectively. The increase for the quarter of $677,000 (25%) reflects increased sales primarily to British Telecommunications in connection with its increase in the availability of DSL lines in England. Signal Processing sales for the quarter ended December 31, 2003 were $1,230,000 versus $1,155,000 for the quarter ended December 31, 2002, an increase of $75,000 (6%). OSS sales were $799,000 for the quarter ended December 31, 2003 versus $1,174,000 for the quarter ended December 31, 2002, a decrease of $375,000 (32%). The decrease in OSS sales, for the quarter, reflects

                                    - more -

                                                                    Exhibit 99.1
Porta Systems Corp. Press Release                                   Page 2
March 29, 2004

the Company's inability to secure new contracts, resulting from the Company's financial problems. During the fourth quarter of 2003, the Company scaled down its OSS operations.

Sales for all units were $19,590,000 for the year ended December 31, 2003 versus $21,417,000 for the year ended December 31, 2002, a decrease of $1,827,000 (9%). Copper Connection/Protection sales were $12,088,000 versus $10,480,000 for the years ended December 31, 2003 and 2002, respectively, an increase of $1,608,000 (15%). The increase for the year reflects increased sales in the third and fourth quarters as the result of British Telecommunications' increase in the availability of DSL lines in England. Signal Processing sales for the year ended December 31, 2003 were $4,253,000 versus $4,523,000 for the year ended December 31, 2002, a decrease of $270,000 (6%). The decrease in sales for the year primarily reflects delays in shipping product to customers related to material shortages. OSS sales were $3,249,000 for the year ended December 31, 2003 versus $6,414,000 for the year ended December 31, 2002, a decrease of $3,165,000 (49%). The factors that resulted in the decrease in OSS sales during the fourth quarter affected those sales during the entire year.

The overall gross margin for all business units was 24% for the quarter ended December 31, 2003 vs. 35% for the quarter ended December 31, 2002. Gross margins were 28% and 32% for the years ended December 31, 2003 and 2002, respectively. The Copper Connection/Protection and Signal Processing margins increased for the quarter and the year, but were offset by lower OSS margins due to the inability of the OSS sales to support the OSS fixed expense levels and increased costs resulting from the inability to deliver certain components which were to be supplied by a third-party vendor. The gains in Connection/Protection and Signal Processing margins were the result of better absorption of manufacturing overhead created by the increased Copper/Connection level of business.

Operating expenses increased by $228,000 (16%) for the quarter and decreased by $1,104,000 (12%) for the year ended December 31, 2003, from the quarter and year ended December 31, 2002. The increase for the quarter was primarily due to an increase in the accounts receivable reserve. The decrease for the year ended December 31, 2003 resulted from a reduction of personnel and other operating expenses to bring these expenses more in line with revenue levels.

Copper Connection/Protection operating income was $828,000 and $1,634,000, for the fourth quarter and year ended December 31, 2003, respectively, compared to operating income of $56,000 and a loss of $565,000 for the fourth quarter and year ended December 31, 2002, respectively. Signal Processing operating income was

                                    - more -

                                                                    Exhibit 99.1
Porta Systems Corp. Press Release                                   Page 3
March 29, 2004

$579,000 and $1,393,000, for the fourth quarter and year ended December 31, 2003, respectively, compared to $407,000 and $286,000, for the fourth quarter and year ended December 31, 2002, respectively. OSS reported an operating loss of $1,425,000 and $3,072,000 for the fourth quarter and year ended December 31, 2003, respectively, and an operating income of $233,000 and $226,000 for the quarter and year ended December 31, 2002, respectively.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company's filings with the Securities and Exchange Commission filings, including the Risk Factors and the Management's Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2003. In addition, such statements could be affected by general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

                            -See Accompanying Table-

                                                                    Exhibit 99.1

                      Porta Systems Corp. and Subsidiaries
                 Condensed Consolidated Statement of Operations
                       Quarter and Year ended December 31,
                  (Dollars in thousands except per share data)

                                                                       Quarter ended December 31,          Year ended December 31,
                                                                       --------------------------        ---------------------------
                                                                         2003             2002              2003              2002
                                                                       -------          -------          --------          --------

Sales                                                                  $ 5,465          $ 5,088          $ 19,590          $ 21,417
                                                                       -------          -------          --------          --------

Gross profit                                                             1,324            1,797             5,443             6,818

Total operating expenses                                                 1,682            1,454             7,795             8,899

Goodwill impairment                                                         --               --                --                --
                                                                       -------          -------          --------          --------

Operating income (loss)                                                   (358)             343            (2,352)           (2,881)

Interest expense, net                                                     (339)            (308)           (1,277)           (1,791)


Other income (expense)
                                                                            26               60                --               119
                                                                       -------          -------          --------          --------

Income (loss) before income taxes and gain on
sale of investment in joint venture                                       (671)              95            (3,629)           (4,553)

Income tax benefit (expense)                                                (5)              12               272               (11)

Gain on sale of joint venture                                               --               --                --               450
                                                                       -------          -------          --------          --------

Net income (loss)                                                      $  (676)         $   107          $ (3,357)         $ (4,114)
                                                                       =======          =======          ========          ========

Per share data (basic and
diluted):

Net income (loss) per share                                            $ (0.07)         $  0.01          $   (.34)         $   (.41)
                                                                       =======          =======          ========          ========

Weighted average shares
           Outstanding (in thousands)                                    9,972            9,972             9,972             9,972
                                                                       =======          =======          ========          ========

                                       ###